Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	1	8

INTRODUCTION

The Board of Directors of Parker-Hannifin Corporation has adopted this Insider Trading Policy to (1) prevent illegal insider trading and other illegal market abuse (and the appearance of illegal insider trading and other illegal market abuse), and (2) protect Parker’s reputation for ethical business practices and sound stewardship. It is your obligation to understand and comply with this policy and all applicable securities laws. Please contact the Office of the General Counsel if you have any questions regarding this policy or securities laws generally.

The securities laws prohibit the purchase or sale of a public company’s securities by persons who are aware of “material nonpublic information” (as defined below) about such company. These laws also prohibit persons who are aware of such information from disclosing it to others who may transact in the company’s securities (such as friends, family members and business contacts). In addition, there are laws and regulations that prohibit certain transactions in prediction markets or event-contract and similar platforms by persons who are aware of confidential or nonpublic information.

A company and its officers, directors and other supervisory personnel are also subject to liability if they do not take reasonable steps to prevent illegal insider trading and other illegal market abuse.

The U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Financial Industry Regulatory Authority and the U.S. Commodity Futures Trading Commission aggressively investigate and pursue violations of insider trading and related market abuse laws. Regardless of the number of shares or dollar amounts involved, insider trading cases have been successfully prosecuted against companies, their directors, officers, employees and consultants, and the friends, family members and business contacts of their directors, officers, employees and consultants. Violations of insider trading laws can have serious consequences, such as:

•Civil and Criminal Penalties. Individuals who violate insider trading laws are subject to civil fines of up to three times the profit gained or the loss avoided, criminal fines of up to $5,000,000, and imprisonment of up to 20 years.

•Controlling Person Liabilities. Authorities may impose “controlling person” liabilities on other persons (such as Parker and its directors, officers and other supervisory personnel) if they are found to have failed to take reasonable steps to prevent an insider trading violation. Penalties for “controlling persons” include civil fines of up to the greater of $1,000,000 or three times the profit gained or the loss avoided. Parker could also be subject to criminal fines of up to $25,000,000 in these cases.

•Disciplinary Action by Parker. Failure to comply with this policy may subject you to disciplinary action by Parker, including removal or dismissal for cause, whether or not your failure to comply with this policy constitutes a violation of law.

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	2	8

SCOPE OF POLICY

Persons Covered. This policy applies to all directors, officers, employees and consultants of Parker and its subsidiaries. The restrictions that apply to you under this policy also apply to all immediate family members and any adult persons who reside with you, as well as those who do not reside with you but transact based on your direction or subject to your influence or control (such as family members and friends who consult with you before transacting in securities). You are responsible for making sure that the purchase or sale of any security as well as any other transaction covered by this policy by any such person complies with this policy.

Securities of Other Companies Covered. The restrictions described in this policy are not limited to transactions involving Parker securities. This policy also covers transactions involving securities of any other company with which Parker has a business relationship (such as customers, suppliers and those with which Parker may be negotiating significant transactions). Please keep in mind that information you obtain through your position with Parker that is not material to Parker may nevertheless be material to another company, and that transacting in securities of such other company while in possession of such information could violate insider trading laws.

Transactions Covered. Transacting under this policy includes (1) any purchases or sales of securities, including stock, derivative securities such as put and call options, and debt securities such as bonds and notes, (2) certain transactions in prediction markets or on event-contract and similar platforms, as further described below under “Restrictions Extend to Prediction Market Transactions”, and (3) certain transactions under Parker stock or equity plans which may or may not be obvious to you. For example, the following table compares certain transactions under Parker stock and equity plans that generally are not governed by this policy against those that generally are governed by this policy.

Plan/Program	Transactions generally not governed by this policy	Transactions generally governed by this policy
Equity Awards (i.e., Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Long-Term Incentive Performance Plan (LTIP) Awards)	(a) Grant, vesting or exercise of such awards, (b) withholding of stock by Parker to cover taxes, or (c) accumulation of dividend equivalent units	Sale of the shares delivered after vesting or exercise, including shares sold to cover taxes (or costs of exercise, for stock options)

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	3	8

Plan/Program	Transactions generally not governed by this policy	Transactions generally governed by this policy
Retirement Savings Plan	Purchases of Parker stock made through payroll deductions or Parker matching contributions (if based on elections made at a time when you are unaware of material nonpublic information)
Elections to (a) modify the contribution allocation to your Parker Stock Fund or Parker Stock Match Fund, (b) transfer an existing account balance into or out of your Parker Stock Fund or Parker Stock Match Fund, (c) borrow against your account if the loan will result in liquidation of any part of your Parker Stock Fund or Parker Stock Match Fund, or (d) pre-pay a plan loan if pre-payment will result in allocation of loan proceeds to your Parker Stock Fund or Parker Stock Match Fund

Non-Qualified Deferred Compensation Plans (Deferred Compensation Plan, Savings Restoration Plan, Executive Deferral Plan)	Purchases of Parker stock made through payroll deductions or Parker matching contributions (if based on elections made at a time when you are unaware of material nonpublic information)
Elections to (a) modify the contribution allocation to your Parker Stock Fund or Parker Stock Match Fund or (b) transfer an existing account balance into or out of your Parker Stock Fund or Parker Stock Match Fund

Dividend Reinvestment Plan	Purchases of Parker stock made through (a) payroll deductions (if based on elections made at a time when you were unaware of material nonpublic information) or (b) automatic dividend reinvestments
Elections to (a) participate or modify your participation level, (b) start, modify or stop your contribution elections, (c) purchase Parker stock through voluntary cash payments or (d) sell Parker stock under the plan

Global Employee Stock Purchase Plan	Purchases of Parker stock made through payroll deductions (if based on elections made at a time when you were unaware of material nonpublic information)
Elections to (a) participate or modify your participation level, (b) start, modify or stop your contribution elections, (c) purchase Parker stock through voluntary cash payments or (d) sell Parker stock under the plan

Please contact the Office of the General Counsel if you have any questions as to whether or not any particular transaction would violate this policy.

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	4	8

STATEMENTS OF POLICY

No Transacting on Material Inside Information. You may not transact in Parker securities, either directly or indirectly, including through family members, friends, business associates or other persons or entities, if you are aware of material nonpublic information relating to Parker. You also may not transact in the securities of any other company, directly or indirectly, if you are aware of material nonpublic information about that company. Transactions in any such securities by other persons or entities on your behalf, including by a broker, investment adviser or other agent, are also subject to this policy if you direct, authorize, approve or otherwise have influence or control over the transaction, transaction instruction or account arrangement. You are responsible for ensuring that any standing order, discretionary account arrangement, trading plan or similar instruction that you establish, authorize or maintain complies with this policy. You must comply with this policy even if any broker, investment adviser or other agent’s trading platform, pre-clearance system, blackout protocol or other system setting permits or processes transactions differently than this policy.

No Tipping. You may not provide material nonpublic information to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” can also violate the securities laws and result in the same civil and criminal penalties that apply to illegal insider trading, even if you did not transact or personally profit from another’s transacting.

No Speculative Transactions. You may not engage in speculative transactions that could lead to inadvertent violations of insider trading laws, such as:

•Short Sales. Short sales in Parker securities (sales of securities that are not then owned), including “sales against the box” (sales with delayed delivery).

•Short-Term Trading. For Parker directors and certain Parker officers and shareholders, buying or selling securities in the open market within six months of a corresponding purchase or sale. Note that such directors, officers and shareholders are also subject to the liability provisions of Section 16(b) of the Securities Exchange Act of 1934 for such “short-swing trades.”

•Exchange-Traded Options. Option transactions (puts, calls and other derivatives) in Parker securities conducted on an exchange or in any other organized market.

•Margin Accounts. Holding Parker securities in margin accounts.

•Pledges. Pledging Parker securities as collateral in a transaction.

•Lending. Lending Parker securities to others in exchange for a fee paid to you.

Furthermore, certain transactions may provide ownership in Parker securities without the full risks and rewards of such ownership, and as a result are prohibited. These include hedging or monetization transactions involving Parker securities, such as zero-cost collars and forward sale contracts.

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	5	8

Restrictions Extend to Prediction Market Transactions. Transactions in prediction markets or on event-contract or similar platforms include wagers, bets, event contracts, futures contracts, prediction market contracts, swaps, binary options and similar arrangements whose value, payout, outcome or settlement is based on the occurrence, nonoccurrence, extent or timing of events, including company business decisions, financial results, announcements and other news items. You may not, directly or indirectly, participate in any such transaction while in possession of confidential or nonpublic information obtained through your affiliation with Parker that is relevant to the likelihood, occurrence, nonoccurrence, extent or timing of the applicable event, whether or not such information is material to Parker. You also may not provide confidential or nonpublic information obtained through your affiliation with Parker to any person for the purpose of enabling that person to participate in any such transaction. Please note that this prohibition also applies to any such transactions that do not involve Parker or its securities directly but relate to events involving (a) companies with which Parker has a current or prospective business relationship (such as customers, suppliers and companies negotiating contracts with Parker), (b) markets, industries or supply chains in which Parker participates, or (c) broader economic, regulatory, political or geopolitical conditions, in each case where your affiliation with Parker has provided, or could be perceived to have provided, information not publicly available that could affect the applicable event.

Post-Termination Compliance. This policy continues to apply to you after you terminate your employment or other services to Parker and its subsidiaries. For instance, if you are aware of material nonpublic information when your employment or service relationship terminates, you may not transact until that information has become public or is no longer material.

No Exceptions or Circumvention. Personal financial emergency or hardship does not excuse you from compliance with this policy. There are no exceptions for comparatively small transactions. Attempting to accomplish indirectly what is directly prohibited in this policy is also prohibited.

Pre-Clearance and Blackout Procedures. To help prevent inadvertent violations of the securities laws and avoid even the appearance of illegal insider trading, Parker’s directors and executive officers are required to obtain pre-clearance from designated individuals within the Office of the General Counsel prior to transacting in Parker securities. Pre-clearance to transact will not constitute legal advice or advice regarding the investment aspects of any transaction, and the Office of the General Counsel is in no way obligated to pre-clear any purchase or sale of Parker securities. Pre-clearance of a transaction is valid until the earlier to occur of (a) the expiration of a three (3) business day period, (b) you become aware of material nonpublic information, or (c) commencement of a blackout period (as defined below). If the transaction order is not placed within such period, pre-clearance of the transaction must be re-requested.

Parker’s directors and executive officers, as well as certain designated Parker employees, are required to refrain from transacting in Parker securities during specified periods where material financial or other information has not yet been released to and fully absorbed by the public (such periods, “blackout periods”). Blackout periods for Parker directors, executive officers and any other employees, as designated by the Chief Financial Officer or the General Counsel, include (a) the period beginning on the tenth business day of the last calendar month of each fiscal quarter, and ending on the day immediately after the first full trading day following the public release of Parker’s quarterly or annual earnings for that fiscal quarter, and (b) any special periods during which a significant, non-routine event is occurring or will occur as determined by the Office of the General Counsel. For the avoidance of doubt, blackout periods include all trading sessions on any day included in the blackout period, including pre-market, regular-

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	6	8

market, extended-hours and after-hours trading sessions. Parker will notify affected individuals in the event of a special blackout period going into effect.

Rule 10b5-1 Trading Plans. SEC Rule 10b5-1(c) provides a defense for an insider to transact when he or she may be in possession of material nonpublic information if the transaction occurs under a pre-arranged “Rule 10b5-1 trading plan” that meets certain conditions. Under the rule, if you enter into an instruction, a written plan or a binding contract that specifies the amount, price and date on which securities are to be purchased or sold, and if the plan is established at a time when you do not possess material nonpublic information, then you may claim a defense to insider trading liability even if transactions occur under the plan at a time when you are in possession of material nonpublic information. The plan may specify the amount, price and date through a formula or specific parameters under which another person has discretion to transact on your behalf. Under no circumstances, however, should you exercise any subsequent discretion or influence over the transactions. In addition, any broker or other person who has discretion to transact on your behalf may not do so while in possession of material nonpublic information.

It is important that you properly document the details of your Rule 10b5-1 trading plan. In addition to the requirements described above, there are a number of complex conditions that must be satisfied before your plan can provide a defense from insider trading liability. These conditions include that you act in good faith with respect to your plan, do not modify or terminate your plan while in possession of material nonpublic information, and do not enter into corresponding or hedging transactions or positions. In addition, any new Rule 10b5-1 trading plan and any modification to (or termination of) an existing plan is subject to certain “cooling off” periods before the first transaction can occur. For Parker officers and directors, this cooling off period generally is the later of (a) 90 days after the plan’s adoption, modification or termination and (b) two business days after Parker files its latest Form 10-Q or 10-K with the SEC. For all other persons, the cooling off period is 30 days after the plan’s adoption, modification or termination. Please note that any modification to an existing plan is treated as a new plan subject to a new cooling off period, and the law significantly limits your ability to maintain more than one plan at a time.

All Rule 10b5-1 trading plans must be reviewed and approved by the Office of the General Counsel before they can be established, modified or terminated. In order to obtain approval of the Office of the General Counsel, your plan must satisfy the conditions described above and each of the following conditions: (a) the plan must be established at a time when you are not in possession of material nonpublic information; and (b) if you are a Parker officer or director, the plan must include a certification that (i) you are not aware of any material nonpublic information about Parker or its securities and (ii) you are adopting the plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Section 10(b) or Rule 10b-5 of the Securities Exchange Act of 1934.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

“Material nonpublic information” is any information that has each of the following characteristics:

Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security, or would view its disclosure as having significantly altered the “total mix” of information available. Both positive and negative information can be material. Common examples of material information are:

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	7	8

•projections of future earnings or losses and other earnings guidance, including information about whether performance is likely to meet expectations of the investment community;
•earnings and other financial information that has not been disclosed to the public;
•pending or proposed mergers, tender offers or significant acquisitions or dispositions;
•changes in management;
•significant events regarding securities such as dividends, stock splits or new offerings;
•changes in dividend policies;
•severe financial liquidity problems;
•significant cybersecurity breaches;
•significant actual or threatened litigation (or the resolution thereof); and
•significant new contracts, orders, suppliers, customers or finance sources (or the loss thereof).

You should note that, in the event of an insider trading inquiry, your transactions will be evaluated and scrutinized by authorities after the fact and with the benefit of hindsight. Therefore, if there is any question as to whether or not any particular information is material, you should assume that it is and refrain from transacting until the information has been released to and fully absorbed by the public.

Nonpublic Information. Information is “nonpublic” if it is not generally known or available to the public. A common misconception is that information loses its “nonpublic” status as soon as a press release disclosing the information is issued. However, information is considered to be generally known or available to the public only when (a) it has been released broadly to the marketplace and (b) the investing public has had time to fully absorb it. Parker’s general rule is that information remains nonpublic for a period of one full trading day after it is disclosed to the public by press release or SEC filing.

CONFIDENTIALITY

Maintaining the confidentiality of Parker information is necessary for ensuring compliance with this policy, the securities laws and other applicable laws and regulations, and for competitive, security and other business reasons. You should treat all information you learn about Parker or its business plans in connection with your employment as confidential and proprietary to Parker. Inadvertent disclosure or other misuse of such information may significantly increase your risk of violating this policy and the law. As a result, it is critical that the disclosure of information about Parker to outsiders (such as the press, investment analysts and others in the financial community) be made on Parker’s behalf only through authorized individuals. Refer to Global Policy 1.21 for Parker’s requirements on investor, media and government communications.

PERSONAL RESPONSIBILITY

The ultimate responsibility for adhering to this policy and avoiding illegal insider trading and other illegal market abuse rests with you. Failure to comply with this policy may subject you to disciplinary action by Parker, including removal or dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

COMPANY ASSISTANCE

Your compliance with this policy is of critical importance for both you and Parker. If you have any questions about this policy or securities or other applicable laws generally, please contact the Office of the

Exhibit 19
    Global Policy    1.18
Parker Hannifin Corporation

Subject	Effective Date	Supersedes	This Sheet	Total Sheets
Insider Trading and Market Abuse	08/26	08/24	8	8

General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading and other illegal market abuse are often complex, are not always intuitive and, as described above, carry potentially severe consequences.

Functional Leader:	Approved:
Joseph R. Leonti Executive Vice President, General Counsel and Secretary	Board of Directors